Exhibit 10.43

FORM OF CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”), dated as of July 21, 2003 (the “Effective Date”), is made between CONSOL Energy, Inc., 1800 Washington Road, Pittsburgh, Pennsylvania 15241, a Delaware corporation (the “Company”), and                 (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is a senior executive of the Company and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company; and

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control (as defined below) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control; and

WHEREAS, in consideration of the Executive’s continued employment with the Company and the Executive’s agreement to waive certain rights he may have to receive severance compensation and benefits under any applicable Company severance plan or policy, as set forth below, the Company desires to provide the Executive with certain compensation and benefits set forth in this Agreement in order to ameliorate the financial and career impact on the Executive in the event the Executive’s employment with the Company is terminated for a reason related to a Change in Control; and

WHEREAS, the Executive agrees to waive any rights he may have under any Company severance plan or policy with respect to severance compensation and benefits in the event the Executive’s employment with the Company is terminated as the result of an Involuntary Termination Associated With a Change in Control (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the Company and the Executive agree as follows:

Certain Defined Terms.  In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Base Pay” means the greater of (i) the Executive’s annual base salary rate, exclusive of bonuses, commissions and other Incentive Pay, as in effect immediately preceding the Executive’s Termination Date, or (ii) the Executive’s annual base salary rate, exclusive of bonuses, commissions and other Incentive Pay, as in effect immediately prior to the Change in Control. In the event that the Company elects to have the Executive provide consulting services under Section 2(d) hereof, “Base Pay” shall be determined under (i) above as of the commencement of the Consultancy Period instead of the Termination Date.

“Board” means the Board of Directors of the Company. If the Executive is also a member of the Board, then in the case of any provision hereof that requires action by, or a determination of, the Board in connection with this Agreement, it is understood that such provision refers to the members of the Board other than the Executive.

“Cause” means a determination by the Board that the Executive has committed any of the following acts:

(i)    the Executive has been convicted of, or the Executive has pleaded guilty or nolo contendere to, (x) any felony, or (y) any misdemeanor involving fraud, embezzlement or theft; or

(ii) the Executive has wrongfully disclosed material confidential information of the Company or any Subsidiary, has intentionally violated any material express provision of the Company’s code of conduct for executives and management employees (as in effect on the date of the Change in Control), or has intentionally failed or refused to perform any of his material assigned duties for the Company; and any such failure or refusal has been demonstrably and materially harmful to the Company. Notwithstanding the foregoing, the Executive will not be deemed to have been terminated for “Cause” under this subsection (ii) unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than the majority of the members of the Board plus one member, finding that, in the good faith opinion of the Board, the Executive has committed an act constituting “Cause,” as herein defined, and specifying the particulars thereof in detail. Prior to any such determination, the Executive shall be provided with reasonable notice of such pending determination and the Executive, together with his counsel (if the Executive chooses to have counsel present at such meeting), shall be provided with the opportunity to be heard before the Board makes any such determination. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

“Change in Control” means the occurrence of any of the following events:

the acquisition after the date hereof by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 25% of the combined voting power of the then outstanding Voting Stock of the Company, which shall include any group formed as a result of the transfer of shares of Voting Stock of the Company by RWE AG (or any subsidiary or affiliate of RWE AG) (collectively, “RWE”) if RWE does not hold a majority of the aggregate combined voting power represented by the Voting Stock of the Company held by such group; provided, however, that for purposes of this Section 1(d)(i), the following acquisitions will not constitute a Change in Control: (A) any issuance of Voting Stock of the Company directly from the Company that is approved by the Incumbent Board (as defined in Section 1(d)(ii), below), (B) any acquisition by the Company or by RWE of Voting Stock of the Company, (C) any acquisition of Voting Stock of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (D) any acquisition of Voting Stock of the Company by an underwriter holding securities of the Company in connection with a public offering thereof, or (E) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 1(d)(iii), below; and provided further, however, that this Section 1(d)(i) shall not apply if RWE AG beneficially owns a larger percentage of the Voting Stock of the Company than such acquiring Person (for the purposes of this proviso, shares of Voting Stock shall not be considered to be beneficially owned by RWE AG if and so long as RWE AG is contractually obligated not to vote such shares of Voting Stock in any matter on which the stockholders of the Company vote generally); or

individuals who constitute the Board as of the date that RWE first beneficially owns 50% or less of the Voting Stock of the Company (the “Incumbent Board,” as modified by this Section 1(d)(ii)), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will be deemed to have then been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

consummation of a reorganization, merger or consolidation of the Company or a direct or indirect wholly owned subsidiary thereof, a sale or other disposition (whether by sale, taxable or nontaxable exchange, formation of a joint venture or otherwise) of all or substantially all of the assets of the Company, or other transaction involving the Company (each, a “Business Combination”), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) either (I) no Person other than the Company or RWE AG beneficially owns 25% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof (disregarding all “acquisitions” described in subsections (A)—(C) of Section 1 (d) (i)), or (II) following the consummation of such Business Combination, RWE AG beneficially owns a larger percentage of the combined Voting Stock of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof than any other Person (for the purposes of this clause (II), shares of Voting Stock of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof shall not be considered to be beneficially owned by RWE AG if and so long as RWE AG is contractually obligated not to vote such shares of Voting Stock in any matter on which the stockholders of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof vote generally), and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 1(d)(iii).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consultancy Period” and “Consultancy Position” shall have the respective meanings assigned to those terms in Section 2(d) hereof.

“Constructive Termination Associated With a Change in Control” means the termination of the Executive’s employment with the Company by the Executive as a result of the occurrence without the Executive’s written consent of one of the following events:

(iii)    an adverse change in the Executive’s position with the Company and/or a Subsidiary (or any successor thereto by operation of law or otherwise) (but excluding any loss of any position with a Subsidiary with respect to which the Executive is not separately compensated) as compared to the Executive’s position with the Company (and/or a Subsidiary) immediately prior to the Change in Control;

(iv)    (A)    a reduction in the Executive’s annual base salary rate, exclusive of bonuses, commissions and other Incentive Pay, as in effect immediately prior to the Change in Control; (B) a reduction in the Executive’s Target Bonus opportunity in effect immediately prior to the Change in Control; or (C) a material reduction in the level of Employee Benefits provided to the Executive immediately prior to the Change in Control (excluding any reduction that is generally applicable to all or substantially all salaried Company employees);

(v)    a determination by the Executive (which determination will be conclusive and binding upon the parties hereto provided it has been made in good faith and in all events will be presumed to have been made in good faith unless otherwise shown by the Company) that a material change in circumstances has occurred following a Change in Control, including, without limitation, a material change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control, which has rendered the Executive unable to carry out, has materially hindered the Executive’s performance of, or has caused the Executive to suffer a material reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control;

(vi)    the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (by operation of law or otherwise) assumes all duties and obligations of the Company under this Agreement pursuant to Section 14(a); or

(vii)    the relocation of the Executive’s principal work location (other than in connection with a relocation contemplated by the Company as of the date hereof or pursuant to organizational changes in accordance with past practice) to a location that increases the Executive’s normal work commute by fifty (50) miles or more as compared to Executive’s normal work commute immediately prior to the Change in Control (excluding in the case of an Executive who is a Vice President/General Manager of Coal Operations, a transfer to a comparable position at another Company or Subsidiary mining facility), or that the Executive’s required travel away from his office in the course of discharging his responsibilities or duties of his job is increased by an unreasonable amount as compared to that which was required of the Executive in any of the three (3) full years immediately prior to the Change in Control.

Without limiting the generality or effect of the foregoing, the Executive shall have no right to terminate employment in a Constructive Termination Associated With a Change in Control in connection with an event described above unless (A) the Executive provides written notice to the Company within one month of the occurrence of such event that identifies such event with particularity, and (B) the Company fails to correct such event within ten (10) business days after receipt of such notice from the Executive.

In no event shall the termination of the Executive’s employment with the Company on account of the Executive’s death or Disability or because the Executive engaged in conduct constituting Cause be deemed to be a Constructive Termination Associated With a Change in Control.

“Disability” means the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, the Executive.

“Employee Benefits” means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which the Executive is entitled to participate, including, without limitation, any stock option, performance share, performance unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or a Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies that may exist as of a Change in Control or any successor policies, plans or arrangements that provide substantially similar perquisites or benefits.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Incentive Pay” means the greater of: (i) the Executive’s Target Bonus for which the Executive was eligible during the period that includes the Termination Date, or (ii) the average of the annual bonuses paid by the Company to the Executive for the three years prior to the year that includes the Termination Date. For purposes of this definition, “Target Bonus” means 100% of the amount established under the Company’s Short-Term Incentive Compensation Program for the Executive, and any other annual bonus, incentive, commission or other sales incentive compensation, or comparable incentive payment opportunity which, in the sole discretion of the Company, is deemed to constitute a Target Bonus, in addition to Base Pay, for which the Executive was eligible to receive, but did not receive prior to his Termination Date, in regard to services rendered in the year covered by the Executive’s Termination Date and which is to be made pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company or a Subsidiary, or any successor thereto. For purposes of this definition, “Incentive Pay” does not include any stock option, stock appreciation, stock purchase, restricted stock or similar plan, program, arrangement or grant, one time bonus or payment (including, but not limited to, any sign-on bonus), any amounts contributed by the Company for the benefit of the Executive to any qualified or nonqualified deferred compensation plan, whether or not provided under an arrangement described in the prior sentence, or any amounts designated by the parties as amounts other than Incentive Pay.

In the event that the Company elects to have the Executive provide consulting services under Section 2(d) hereof, “Incentive Pay” shall be determined under (i) and (ii) above as of the commencement of the Consultancy Period instead of the Termination Date.

“Involuntary Termination Associated With a Change in Control” means the termination of the Executive’s employment related to a Change in Control: (i) by the Company for any reason other than Cause, the Executive’s death or the Executive’s Disability, or (ii) on account of a Constructive Termination Associated With a Change in Control.

“Restricted Business” means any business function with a direct competitor of the Company that is substantially similar to the business function performed by the Executive with the Company immediately prior to his Termination Date (or, in the event that the Company elects to have the Executive provide consulting services under Section 2(d) hereof, immediately prior to the commencement of the Consultancy Period).

(b) “Restricted Territory” means the counties, towns, cities or states of any country in which the Company operates or does business.

“Subsidiary” means any Company controlled affiliate.

“Termination Date” means the last day of the Executive’s employment with the Company.

“Termination of Employment” means, except as provided in the following sentence, the termination of the Executive’s active employment relationship with the Company on account of an Involuntary Termination Associated With a Change in Control. For purposes of the non-solicitation provision of Section 10 of this Agreement, the term “Termination of Employment” shall mean the termination of the Executive’s employment relationship with the Company for any reason.

“Voting Stock” means securities entitled to vote generally in the election of directors.

Termination Associated With a Change in Control.

Involuntary Termination Associated With a Change in Control.  In the event the Executive’s employment is terminated after, or in connection with, a Change in Control, on account of (i) an Involuntary Termination Associated With a Change in Control within the two year period after the Change in Control, or (ii) a termination by the Company other than for Cause or due to the Executive’s death or disability that (A) occurs not more than three (3) months prior to the date on which a Change in Control occurs, or (B) is requested by a third party who initiates a Change in Control, the Executive shall be entitled to the benefits provided in subsection (b) of this Section 2. For purposes of subsection 2(a)(ii)(B) above, to be eligible to receive amounts described in Section 2(b) below, a Change in Control must be consummated within the twelve (12) month period following the Executive’s Termination Date (or in the event that the

Company elects to have the Executive provide consulting services under Section 2(d) hereof, the commencement of the Consultancy Period), except in circumstances pursuant to which the consummation of the Change in Control is delayed, through no failure of the Company or the third person, by a governmental or regulatory authority or agency with jurisdiction over the matter, or as a result of other similar circumstances. In such a circumstance, the remainder of the twelve (12) month period shall be tolled and shall recommence upon termination of the delaying event.

(c)    Compensation and Benefits Upon Involuntary Termination Associated With a Change in Control.  Subject to the provisions of Section 3 hereof, in the event a termination described in subsection (a) of this Section 2 occurs, the Company shall pay and provide to the Executive after his Termination Date:

(i)    A lump sum cash payment equal to (A) two and one-half times Base Pay, plus (B) two and one-half times Incentive Pay. Payment shall be made within thirty (30) days after the Executive’s Termination Date (or the end of the revocation period for the Release, if later).

(ii)    The Executive shall receive a pro rated payment of his Incentive Pay for the year in which his Termination of Employment occurs. The pro rated payment shall be based on the Executive’s Incentive Pay as of the Executive’s Termination Date, multiplied by a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the year of his termination and the denominator of which is 365. Such pro rated payment shall be made to the Executive in a lump sum within thirty (30) days after the effective date of the termination (or the end of the revocation period for the Release, if later).

(iii)    For a period of 30 months following his Termination Date, the Executive shall continue to receive the medical and dental coverage in effect on his Termination Date (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, as the same may be changed from time to time for employees generally, as if the Executive had continued in employment during such period; or, as an alternative, the Company may elect to pay the Executive cash in lieu of such coverage in an amount equal to the Executive’s reasonable after-tax cost of continuing comparable coverage, where such coverage may not be continued by the Company (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). If the Executive does not receive the cash payment described in the preceding sentence, the Company shall take all commercially reasonable efforts to provide that the COBRA health care continuation coverage period under section 4980B of the Code, shall commence immediately after the foregoing 30 month benefit period, with such continuation coverage continuing until the end of the applicable COBRA health care continuation coverage period.

(iv)    If the Executive would have been eligible for post-retirement medical and dental coverage had he retired from employment during the period of 30 months following his Termination Date, but is not so eligible as the result of his Involuntary Termination Associated With a Change in Control, then, at the conclusion of the benefit continuation period described in (iii) above, the Company shall take all commercially reasonable efforts to provide the Executive with additional continued group medical and dental coverage comparable to that which would have been available to him from time to time under the Company’s post-retirement medical and dental benefit program, for as long as such coverage would have been available under such program, or, as an alternative, the Company may elect to pay the Executive cash in lieu of such coverage in an amount equal to the Executive’s reasonable after-tax cost of continuing comparable coverage, where such coverage may not be continued by the Company (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided).

(v)    A lump sum cash payment equal to the total amount that the Executive would have received under the Company’s 401(k) plan as a Company match if the Executive was eligible to participate in the Company’s 401(k) plan for the 30 month period after his Termination Date and he contributed the maximum amount to the plan for the match. Such amount shall be determined based on the assumption that the Executive would have received annual Base Pay plus Incentive Pay during such period in the amounts set forth in Sections 2(b)(i) and (ii) above. Payment shall be made within thirty (30) days after the Executive’s Termination Date (or the end of the revocation period for the Release, if later).

(vi)    A lump sum cash payment equal to the difference between the present value of the Executive’s accrued pension benefits at his Termination Date under the Company’s qualified defined benefit plan and (if eligible) its pension restoration plan (together, the “pension plans”) and the present value of the accrued pension benefits to which the Executive would have been entitled under the pension plans if the Executive had continued participation in those plans for the 30 month period after his Termination Date. Such amount shall be determined based on the assumption that the Executive would have received annual Base Pay plus Incentive Pay during such period in the amounts set forth in Sections 2(b)(i) and (ii) above. Payment shall be made within thirty (30) days after the Executive’s Termination Date (or the end of the revocation period for the Release, if later).

(vii)    A lump sum cash payment of $25,000 in order to cover the cost of outplacement assistance services for the Executive and other expenses associated with seeking another employment position. Payment shall be made within thirty (30) days after the Executive’s Termination Date (or the end of the revocation period for the Release, if later).

(viii)    The Executive shall receive any amounts earned, accrued or owing but not yet paid to the Executive as of his Termination Date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

Vesting of Equity Rights.  Notwithstanding any provision to the contrary in any applicable plan, program or agreement, upon the occurrence of a Change in Control, all stock options, stock appreciation rights, restricted stock and other equity rights held by the Executive will become fully vested and/or exercisable, as the case may be, on the date on which the Change in Control occurs, and all stock options or stock appreciation rights held by the Executive shall remain exercisable for the period set forth in the award agreement covering the options or rights.

Consultancy Period Option.  In the case of any Involuntary Termination Associated With a Change in Control, the Company may, in its sole discretion, elect to delay the Executive’s Termination Date for a period (the “Consultancy Period”) of up to 30 months, and instead to place the Executive during such Consultancy Period in a non-executive salaried employment position (“Consultancy Position”). In the event that the Company so elects, the Executive shall, during the pendency of the Consulting Period, be available from time to time, at the request of the Company’s Chairman of the Board or Chief Executive Officer, to provide advice and assistance concerning (i) the transition of the Executive’s duties and responsibilities to any successor to his position, and (ii) any other matters concerning the Company’s corporate, business and financial affairs which are consistent with the Executive’s expertise and experience. Such advice and assistance may, at the Executive’s option, be provided either in person or by telephone or videoconference. In no event shall the Executive be required to provide more than five (5) hours of consulting services per work week, nor to provide such services other than during normal Company business hours, without his consent. The Executive shall be reimbursed by the Company for any reasonable expenses incurred in connection with the performance of such services, subject to compliance with the Company’s standard policies and procedures regarding reimbursement of expenses. The Executive shall be permitted, during the Consultancy Period, to engage in other business and personal activities; provided, that (i) such activities do not preclude the Executive from discharging the responsibilities of his Consultancy Position, and (ii) such activities are not inconsistent with the Executive’s duties under Sections 9 and 10 hereof.

In the event that the Company elects to provide for a Consultancy Period as described above, then (i) the Executive shall continue to receive his annual base salary and Employee Benefits during such Consultancy Period as in effect immediately prior to the commencement of the Consultancy Period (but shall cease participation in any program providing Incentive Pay), (ii) the amount payable upon the Executive’s termination under (b)(i)(A) above shall be reduced by the amount of salary received by the Executive during the Consultancy Period, and (iii) the periods applicable under (b)(iii), (b)(iv), (b)(v) and (b)(vi) above shall be reduced by the number of months during the Consultancy Period.

Termination of Employment on Account of Disability, Cause or Death.  Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment terminates on account of Disability, the Executive shall be entitled to receive disability benefits under any disability program maintained by the Company that covers the Executive, and the Executive shall not be considered to have terminated employment under this Agreement and shall not receive benefits pursuant to Section 2 hereof. If the Executive’s employment terminates on account of Cause or because of his death, the Executive shall not be considered to have terminated employment under this Agreement and shall not receive benefits pursuant to Section 2 hereof.

Release.  Notwithstanding the foregoing, no payments shall be made or benefits provided under Section 2(b) unless the Executive executes, and does not revoke, the Company’s standard written release, substantially in the form as attached hereto as Annex A (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company (other than entitlements under the terms of this Agreement or under any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued or become entitled to a benefit) or a termination thereof. In the event that the Company elects to have the Executive provide consulting services as contemplated in Section 2(d), then the payments and benefits contemplated under Sections 2(b) and 2(d) shall be subject, at the Company’s election, to the Executive’s execution and non-revocation of a Release at the time his Consultancy Period commences and the Executive’s renewal of such Release, and non-revocation of such renewal, at the time of his subsequent termination.

2.    Enforcement.  Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite “prime rate” as quoted from time to time during the relevant period in the Eastern Edition of The Wall Street Journal. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

3.    Certain Additional Payments by the Company.

(a)    The provisions of this Section 6 shall apply notwithstanding anything in this Agreement to the contrary. Subject to subsection (b) below, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the Company shall pay the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after deduction of any excise tax imposed under section 4999 of the Code, and any federal, state and local income tax, employment tax, excise tax and other tax imposed upon the Gross-Up Payment, shall be equal to the Payment.

(b)    Notwithstanding subsection (a), and notwithstanding any other provisions of this Agreement to the contrary, if the net after-tax benefit to the Executive of receiving the Gross-Up Payment does not exceed the Safe Harbor Amount (as defined below) by more than 10% (as compared to the net-after tax benefit to the Executive resulting from elimination of the Gross-Up Payment and reduction of the Payments to the Safe Harbor Amount), then (i) the Company shall not pay the Executive the Gross-Up Payment, and (ii) the provisions of subsection (c) below shall apply. The term “Safe Harbor Amount” means the maximum dollar amount of parachute payments that may be paid to the Executive under section 280G of the Code without imposition of an excise tax under section 4999 of the Code.

(c)    The provisions of this subsection (c) shall apply only if the Company is not required to pay the Executive a Gross-Up Payment as a result of subsection (b) above. If the Company is not required to pay the Executive a Gross-Up Payment as a result of the provisions of subsection (b), the Company will apply a limitation on the Payment amount as set forth below (a “Parachute Cap”) as follows: The aggregate present value of the Payments under Section 2(b) of this Agreement (“Agreement Payments”) shall be reduced (but not below zero) to the Reduced Amount. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be subject to the limitation of deduction under section 280G of the Code. For purposes of this Section 6, “present value” shall be determined in accordance with section 280G(d)(4) of the Code.

(d)    Except as set forth in the next sentence, all determinations to be made under this Section 6 shall be made by the nationally recognized independent public accounting firm used by the Company immediately prior to the Change in Control (“Accounting Firm”), which Accounting Firm shall provide its determinations and any supporting calculations to the Company and the Executive within ten days of the Executive’s Termination Date. The value of the Executive’s non-competition covenant under Section 10(a) of this Agreement shall be determined by independent appraisal by a nationally-recognized business valuation firm acceptable to both the Executive and the Company, and a portion of the Agreement Payments shall, to the extent of that appraised value, be specifically allocated as reasonable compensation for such non-competition covenant and shall not be treated as a parachute payment. If any Gross-Up Payment is required to be made, the Company shall make the Gross-Up Payment within ten days after receiving the Accounting Firm’s calculations. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive.

(e)    All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 6 shall be borne solely by the Company.

No Mitigation Obligation.  The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise. Notwithstanding anything to the contrary contained herein, as a condition to accepting benefits provided hereunder, the Executive will be required to waive, and will de deemed to have waived, any other right or entitlement to severance or termination benefits from the Company or its Subsidiaries.

Legal Fees and Expenses.  In the event of a Change in Control, it is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of the

Executive’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if a Change in Control occurs and it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive under Section 2 of this Agreement, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer or employee of the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection, the Company and the Executive agree that a confidential relationship will exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all reasonable attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing; provided that, in regard to such matters, the Executive has not acted frivolously, in bad faith or with no colorable claim of success. Such expenses will be paid by the Company as they are incurred by the Executive.

Confidentiality.  The Executive hereby covenants and agrees that, except as specifically requested or directed by the Company, he will not disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any confidential or proprietary information (as defined below) of the Company. For purposes of this Agreement, the term “confidential or proprietary information” will include all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by the Executive’s breach of this Section 9) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential or proprietary information will include, without limitation, the Company’s financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, consulting solutions and processes, and all other secrets and all other information of a confidential or proprietary nature which is protected by the Uniform Trade Secrets Act. For purposes of the preceding two sentences, the term “Company” will also include any Subsidiary (collectively, the “Restricted Group”). The foregoing obligations imposed by this Section 9 will not apply (i) in the course of the business of and for the benefit of the Company, (ii) if such confidential or proprietary information has become, through no fault of the Executive, generally known to the public, or (iii) if the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

Covenants Not to Compete and Not to Solicit.  In the event of the Executive’s Termination of Employment, the Company’s obligations to provide the payments and benefits set forth in Section 2 shall be expressly conditioned upon the Executive’s covenants not to compete and not to solicit as provided herein. In the event the Executive breaches his obligations to the Company as provided herein, the Company’s obligations to provide the payments and benefits set forth in Section 2 shall cease, without prejudice to any other remedies that may be available to the Company.

(f)    Covenant Not to Compete.  If the Executive is receiving payments and benefits under Section 2 above (or subsequently becomes entitled thereto because of a termination described in Section 2(a)(ii)), then, for a period of one (1) year following the Executive’s Termination Date, the Executive shall not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in a financing, operation, management or control of, any person, firm, corporation or business that is a Restricted Business in a Restricted Territory without the prior written consent of the Board. For this purpose, ownership of no more than 5% of the outstanding Voting Stock of a publicly traded corporation shall not constitute a violation of this provision.

(g)    Covenant Not to Solicit.  If the Executive is receiving payments and benefits under Section 2 above (or subsequently becomes entitled thereto because of a termination described in Section 2(a)(ii)), then, for a period of two (2) years following the Executive’s Termination Date, the Executive shall not: (i) solicit, encourage or take any other action which is intended to induce any other employee of the Company to terminate his employment with the Company; or (ii) interfere in any manner with the contractual or employment relationship between the Company and any such employee of the Company. The foregoing shall not prohibit the Executive or any entity with which the Executive may be affiliated from hiring a former employee of the Company; provided, that such hiring results exclusively from such former employee’s affirmative response to a general recruitment effort.

(h)    Interpretation.  The covenants contained herein are intended to be construed as a series of separate covenants, one for each county, town, city and state or other political subdivision of a Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding subsections. If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in such subsections, then such unenforceable covenant (or such part) shall be deemed to be eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

(i)    Reasonableness.  In the event that the provisions of this Section 10 shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

Employment Rights.  Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control.

Withholding of Taxes.  The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

Term of Agreement.  The term of this Agreement shall commence on the Effective Date hereof and shall continue until the third anniversary thereof; provided, however, that commencing on January 1, 2005, and each January 1 thereafter, the term of this Agreement shall automatically be extended until the following December 31 unless the Company gives notice not later than October 31 of the preceding year that it does not wish to extend this Agreement; and provided, further, that regardless of any such notice by the Company, this Agreement shall continue in effect for a period of 24 months beyond the term provided herein if a Change in Control of the Company occurs during the period that this Agreement is in effect.

Successors and Binding Agreement.

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. This Agreement will supersede the provisions of any employment or other agreement between the Executive and the Company that relate to any matter that is also the subject of this Agreement, and such provisions in such other agreements will be null and void.

This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 14(a) and (b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the

Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 14(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

Notices.  For all purposes of this Agreement, all communications, including without limitation, notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed by the recipient), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three (3) business days after having been sent by a nationally recognized courier service for overnight/next-day delivery, such as FedEx, UPS, or the United States Postal Service, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

Governing Law.  The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflict of laws of such Commonwealth.

Validity.  If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto. Whenever used herein, the masculine includes the feminine.

Survival.  Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 2, 6, 8, 9, and 10 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment for any reason whatsoever.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

CONSOL Energy, Inc.

By:

Name: Title:

(Executive)

Annex A

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this      day of                         ,         , by and between CONSOL Energy, Inc. (the “Company”) and                          (the “Executive”).

WHEREAS, the Executive formerly was employed by the Company as                 ; and

WHEREAS, the Executive and Company entered into a Change in Control Severance Agreement, dated                      , 200_, (the “Severance Agreement”) which provides for certain payments and benefits in the event that the Executive’s employment is terminated on account of a reason set forth in the Severance Agreement; and

WHEREAS, an express condition of the Executive’s entitlement to the payments and benefits under the Severance Agreement is the execution of a general release in the form set forth below; and

WHEREAS, the Executive and the Company mutually desire to terminate the Executive’s employment on an amicable basis, such termination to be effective                      ,          (“Date of Resignation”).

NOW, THEREFORE, IT IS HEREBY AGREED by and between the Executive and the Company as follows:

1.    (a) The Executive, for and in consideration of the commitments of the Company as set forth in paragraph 6 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which the Executive ever had, now has, or hereafter may have, whether known or unknown, or which the Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of the Executive’s employment to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to the Executive’s employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Pennsylvania Human Relations Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(b)    To the fullest extent permitted by law, and subject to the provisions of paragraph 11 below, the Executive represents and affirms that (i) [other than                 ,] the Executive has not filed or caused to be filed on the Executive’s behalf any claim for relief against the Company or any Releasee and, to the best of the Executive’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on the Executive’s behalf; and (ii) [other than                 ,] the Executive has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities. The Executive agrees to dismiss with prejudice all claims for relief filed before the date hereof.

2.    The Company, for and in consideration of the commitments of the Executive as set forth in this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Executive from all claims, demands or causes of action arising out of facts or occurrences prior to the date of this Agreement, but only to the extent the Company knows or reasonably should know of such facts or occurrence and only to the extent such claim, demand or cause of action relates to a violation of applicable law or the performance of the Executive’s duties with the Company; provided, however, that this release of claims shall not in any case be effective with respect to any claim by the Company alleging a breach of the Executive’s obligations under this Agreement.] Note: The Company and the Executive may, but shall not be required to mutually agree on a case-by-case basis at the time of the signing of this release to include the foregoing provision, or a substantially similar provision, to this Agreement.

3.    In consideration of the Company’s agreements as set forth in paragraph 6 herein, the Executive agrees to comply with the limitations described in Sections 9 and 10 of the Severance Agreement.

4.    The Executive further agrees and recognizes that the Executive has permanently and irrevocably severed the Executive’s employment relationship with the Company, that the Executive shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ him in the future.

5.    The Executive further agrees that the Executive will not disparage or subvert the Company, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company, the Executive’s employment and the termination of the Executive’s employment, irrespective of the truthfulness or falsity of such statement.

6.    In consideration for the Executive’s agreements as set forth herein, the Company agrees to pay or provide to or for the Executive the payments and benefits described in Section 2(b) of the Severance Agreement, the provisions of which are incorporated herein by reference. Except as set forth in this Agreement, it is expressly agreed and understood that Releasees do not have, and will not have, any obligations to provide the Executive at any time in the future with any payments, benefits or considerations other than those recited in this paragraph, or those required by law, other than under the terms of any benefit plans which provide benefits or payments to former employees according to their terms.

7.    The Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to him in consideration for the Executive’s acceptance and execution of, and in reliance upon the Executive’s representations in, this Agreement. The Executive acknowledges that if the Executive had not executed this Agreement containing a release of all claims against the Company, the Executive would not have been entitled to the payments and benefits set forth in Section 2(b) of the Severance Agreement.

8.    The Executive acknowledges and agrees that the Company previously has satisfied any and all obligations owed to him under any employment agreement or offer letter the Executive has with the Company and, further, that this Agreement supersedes any employment agreement or offer letter the Executive has with the Company, and any and all other prior agreements or understandings, whether written or oral, between the parties which are inconsistent with this Agreement, and further, that, except as set forth expressly herein, no promises or representations have been made to him in connection with the termination of the Executive’s employment agreement, if any, or offer letter, if any, with the Company, or the terms of this Agreement or the Severance Agreement.

9.    The Executive agrees not to disclose the terms of this Agreement or the Severance Agreement to anyone, except the Executive’s spouse, attorney and, as necessary, tax/financial advisor. Likewise, the Company agrees that the terms of this Agreement will not be disclosed except as may be necessary to obtain approval or authorization to fulfill its obligations hereunder or as required by law. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

10.    The Executive represents that the Executive does not presently have in the Executive’s possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of the Executive’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by the Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. The Executive acknowledges that all such Corporate Records are the property of the Company. In addition, the Executive shall promptly return in good condition any and all Company owned equipment or property, including, but not limited to, automobiles, personal data assistants, facsimile machines, copy machines, pagers, credit cards, cellular telephone equipment, business cards, laptops and computers. As of the Date of Resignation, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

11.    Nothing in this Agreement shall prohibit or restrict the Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

12.    The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to the Executive.

13.    The Executive agrees and recognizes that should the Executive breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide the Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach. Further, the Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorneys’ fees and costs.

14.    The Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

15.    This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

16.    The Executive certifies and acknowledges as follows:

(a)    That the Executive has read the terms of this Agreement, and that the Executive understands its terms and effects, including the fact that the Executive has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and every one of its affiliated entities from any legal action arising out of the Executive’s employment relationship with the Company and the termination of that employment relationship; and

(b)    That the Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which the Executive acknowledges is adequate and satisfactory to him and which the Executive acknowledges is in addition to any other benefits to which the Executive is otherwise entitled; and

(c)    That the Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement; and

(d)    That the Executive does not waive rights or claims that may arise after the date this Agreement is executed; and

(e)    That the Company has provided him with a period of [twenty-one (21)] or [forty-five (45)] days within which to consider this Agreement, and that the Executive has signed on the date indicated below after concluding that this Separation of Employment Agreement and General Release is satisfactory to him; and

(f)    The Executive acknowledges that this Agreement may be revoked by him within seven (7) days after execution, and it shall not become effective until the expiration of such seven (7) day revocation period. In the event of a timely revocation by the Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

[SIGNATURE PAGE FOLLOWS]

Intending to be legally bound hereby, the Executive and the Company executed the foregoing Separation of Employment Agreement and General Release this      day of                     ,         .

Witness:

(Executive)

CONSOL Energy, Inc.

By:	Witness:

Name:
Title:

A-6